Exhibit 99.2
Non-GAAP Financial Measures
Regulation G, Conditions for Use of Non-GAAP Financial Measures, and other SEC regulations define and prescribe the conditions for use of certain non-GAAP financial information. Free cash flow and the effect of foreign exchange rates on our consolidated statements of operations meet the definition of non-GAAP financial measures.
Our financial focus is on long-term, sustainable growth in free cash flow. We provide a free cash flow measure because we believe it provides additional perspective on the impact of acquiring property and equipment with cash.
Free cash flow is cash flow from operations reduced by “Purchases of property and equipment, net of proceeds from sales and incentives.”
Free cash flow has limitations as it omits certain components of the overall cash flow statement and does not represent the residual cash flow available for discretionary expenditures. For example, free cash flow does not incorporate the portion of payments representing principal reductions of debt or cash payments for business acquisitions. Additionally, our mix of property and equipment acquisitions with cash or other financing options may change over time. Therefore, we believe it is important to view free cash flow only as a complement to our entire consolidated statements of cash flows.
For a quantitative reconciliation of free cash flow to the most directly comparable amounts reported in accordance with GAAP, see “Supplemental Financial Information and Business Metrics” in Exhibit 99.1 to this Current Report on Form 8-K.
The effect on our consolidated statements of operations from changes in foreign exchange rates versus the U.S. Dollar is also a non-GAAP financial measure. Information regarding the effect of foreign exchange rates, versus the U.S. Dollar, on our consolidated statements of operations is provided to show reported period operating results had the foreign exchange rates remained the same as those in effect in the comparable prior year period. We include various measures on both an as-reported basis and a basis showing the effect of changes in foreign exchange rates versus the U.S. Dollar in “Supplemental Financial Information and Business Metrics” in Exhibit 99.1 to this Current Report on Form 8-K.